Exhibit 99

RE: Hardinge Inc.
One Hardinge Drive
Elmira, NY 14902
(Nasdaq: HDNG)

AT THE COMPANY:	AT FINANCIAL RELATIONS BOARD:
J. Patrick Ervin	Robert Leahy

Chairman, President & CEO

Analyst Inquiries
(607) 378-4420	(212) 445-8017

HARDINGE ACQUIRES THE TECHNICAL INFORMATION OF
BRIDGEPORT KNEE-MILL MACHINE TOOLS

ELMIRA, N.Y., January 27, 2006 – Hardinge Inc. (Nasdaq: HDNG), a globally diverse producer of advanced material-cutting solutions, today announced, as outlined in an 8K filed January 3, 2006, that it has purchased the technical information from BPT IP, LLC.

J. Patrick Ervin, Chairman of the Board of Directors, President, and Chief Executive Officer said, “We are pleased to announce the consummation of this transaction.  The original license agreement which gave us the right to manufacture and distribute Bridgeport knee-mills, parts, and support services in November, 2002, has proven to be a sound one, both strategically and financially over the past three years as the Bridgeport knee-mill has experienced profitable growth.  This purchase allows us to control the product and the growth potential of the Bridgeport knee-mill business and the associated Bridgeport name.”

Hardinge Inc., founded more than 100 years ago, is a leading provider of advanced material-cutting solutions to the world.  The Company designs, manufactures, and sells computer controlled metal-cutting lathes, machining centers, and grinding machines together with collets, chucks, indexing fixtures, and other industrial products.  Our products are of the highest precision and reliability generally available in the market, providing our customers with superior productivity solutions.  The Company has manufacturing operations in the United States, Switzerland, Taiwan and China and distributes machines in all major industrialized countries of the world.  For more information, please visit the Company’s website at www.hardinge.com.

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